EXHIBIT 99.C1




                         INDEPENDENT AUDITORS' CONSENT


Board of Directors and Contract Holders
Select*Life Variable Account

We consent to the use in this Post-Effective Amendment No. 4 to Registration Statement on Form S-6 (File No. 333-18517) of Select*Life Variable Account filed under the Securities Act of 1933, of our report dated February 16, 1999 on the audit of the financial statements of Select*Life Variable Account as of December 31, 1998 and for the three years then ended, and the use of our report dated February 4, 1999, on the audit of the consolidated financial statements of ReliaStar Life Insurance Company and subsidiaries as of December 31, 1998 and for the two years then ended, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.


/S/ Deloitte & Touche

Deloitte & Touche



Minneapolis, MN
April 14, 1999